Exhibit 99.1

NEWS RELEASE

CALIFORNIA WATER SERVICE GROUP

1720 North First Street
San Jose, CA 95112-4598

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
	Shannon Dean (310) 257-1435 (media)	For Immediate Release
November 3, 2011

CALIFORNIA WATER SERVICE COMPANY ANNOUNCES A SETTLEMENT
AGREEMENT IN ITS COST OF CAPITAL APPLICATION

SAN JOSE, Calif.  —  California Water Service Company (Cal Water), the largest subsidiary of California Water Service Group (NYSE: CWT), entered into a settlement agreement today with the California Public Utilities Commission’s Division of Ratepayer Advocates (DRA) on the utility’s requested authorized cost of capital for 2012 through 2014; the settlement agreement is not final until approved by the California Public Utilities Commission (Commission). The other three participating water utilities also jointly settled with DRA today.

If the settlement agreement is approved by the Commission, Cal Water’s authorized return on equity would be 9.99% and its cost of debt would be 6.24%, with a capital structure of 46.60% long-term debt and 53.40% common equity.  The authorized return on rate base would be 8.24%.

The settlement authorizes continuation of a Cost of Capital Adjustment Mechanism (CCAM) that provides for an adjustment in the return on equity if the cost of long-term debt as defined by an index of utility debt rates varies from the most recent index by 100 basis points or more in 2013 and 2014.

In addition, the Temporary Interest Rate Balancing Account (TIRBA) adopted by the Commission in 2009 will be closed, and a credit of $1,141,919 will be refunded to customers. The TIRBA tracked the difference between interest costs projected in the 2008 cost of capital application and actually incurred costs.

“We are pleased to reach a settlement agreement with DRA because it allows us to avoid the cost, delay, and uncertainty of further litigation.  In the last three years, we diligently reduced debt costs, and that reduction is being reflected in customer rates. We believe the settled return on equity and capital structure represent a fair outcome for this proceeding. If approved by the Commission, the authorized returns will continue to allow us to attract capital from investors, which enables us to make the improvements in water system infrastructure that are necessary to ensure a reliable, high-quality water supply,” said President and Chief Executive Officer Peter C. Nelson.

“We are optimistic that the settlement will be approved by the Commission by the end of the year since it involves all parties and fairly settles all issues outstanding in the case,” Nelson added.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

Additional information is available at our website at www.calwatergroup.com.

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